SECURITIES  AND  EXCHANGE  COMMISSION
WASHINGTON,  D.C.


SCHEDULE  13G

Under  the  Securities  Exchange  Act  of  1934
(Amendment  No.  1)


Enterprise  Systems,  Inc.
(Name  of  Issuer)


Common  Stock,  no  par  value
(Title  or  Class  of  Securities)


293797106
(CUSIP  Number)


     Check  the  following box if a fee is being paid with this statement. [ ]

CUSIP  No.    293797106

1.          NAME  OF  REPORTING  PERSON
     S.S.  or  I.R.S.  IDENTIFICATION  NO.  OF  ABOVE  PERSON
          CID  Ventures,  L.P.

2.          CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
a)
b)          [X]

3.          SEC  USE  ONLY


4.          CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
          Delaware


NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH:



5.  SOLE VOTING POWER         0
6.  SHARED VOTING POWER       0
7.  SOLE DISPOSITIVE POWER    0
8.  SHARED DISPOSITIVE POWER  0




9.          AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING PERSON
          0

10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          [  ]

11.          PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  9
          0

12.          TYPE  OF  REPORTING  PERSON
          PN

CUSIP  No.    293797106

1.          NAME  OF  REPORTING  PERSON
     S.S.  or  I.R.S.  IDENTIFICATION  NO.  OF  ABOVE  PERSON
          CID  Equity  Partners  I,  L.P.

2.          CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
(a)
(b)          [x]

3.          SEC  USE  ONLY


4.          CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
          Indiana



NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH:



5.  SOLE VOTING POWER         0
6.  SHARED VOTING POWER       0
7.  SOLE DISPOSITIVE POWER    0
8.  SHARED DISPOSITIVE POWER  0



9.          AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING PERSON
          0

10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          [  ]
11.          PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  9
          0

12.          TYPE  OF  REPORTING  PERSON
          PN

CUSIP  No.    293797106

1.          NAME  OF  REPORTING  PERSON
     S.S.  or  I.R.S.  IDENTIFICATION  NO.  OF  ABOVE  PERSON
          CID  Equity  Capital  III,  L.P.

2.          CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
(a)
(b)          [X]

3.          SEC  USE  ONLY


4.          CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
          Delaware


NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH:



5.  SOLE VOTING POWER         0
6.  SHARED VOTING POWER       0
7.  SOLE DISPOSITIVE POWER    0
8.  SHARED DISPOSITIVE POWER  0



9.          AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING PERSON
          0

10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          [  ]

11.          PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  9
          0

12.          TYPE  OF  REPORTING  PERSON
          PN

CUSIP  No.    293797106

1.          NAME  OF  REPORTING  PERSON
     S.S.  or  I.R.S.  IDENTIFICATION  NO.  OF  ABOVE  PERSON
          CID  Equity  Partners  II

2.          CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
(a)
(b)          [X]

3.          SEC  USE  ONLY


4.          CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
          Indiana



NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH:



5.  SOLE VOTING POWER         0
6.  SHARED VOTING POWER       0
7.  SOLE DISPOSITIVE POWER    0
8.  SHARED DISPOSITIVE POWER  0



9.          AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING PERSON
          0

10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          [  ]

11.          PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  9
          0

12.          TYPE  OF  REPORTING  PERSON
          PN

CUSIP  No.    293797106

1.          NAME  OF  REPORTING  PERSON
     S.S.  or  I.R.S.  IDENTIFICATION  NO.  OF  ABOVE  PERSON
          John  C.  Alpin

2.          CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
(a)
(b)  [X]

3.          SEC  USE  ONLY


4.          CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
          U.S.A.



NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH:



5.  SOLE VOTING POWER         5,931
6.  SHARED VOTING POWER           0
7.  SOLE DISPOSITIVE POWER    5,931
8.  SHARED DISPOSITIVE POWER      0


9.          AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING PERSON
          5,931

10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          [  ]

11.          PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  9
          Less  than  1%

12.          TYPE  OF  REPORTING  PERSON
          IN

CUSIP  No.    293797106
              ---------

1.          NAME  OF  REPORTING  PERSON
     S.S.  or  I.R.S.  IDENTIFICATION  NO.  OF  ABOVE  PERSON
          Robert  A.  Compton

2.          CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
(a)
(b)                [  ]

3.          SEC  USE  ONLY


4.          CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
          U.S.A.



NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH:



5.  SOLE VOTING POWER          42,056
6.  SHARED VOTING POWER             0
7.  SOLE DISPOSITIVE POWER    42,0560
8.  SHARED DISPOSITIVE POWER        0



9.    AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
          42,056

10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          [  ]

11.          PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  9
          .5%

12.    TYPE  OF  REPORTING  PERSON
          IN

CUSIP  No.  293797106

1.          NAME  OF  REPORTING  PERSON
     S.S.  or  I.R.S.  IDENTIFICATION  NO.  OF  ABOVE  PERSON
          John  T.  Hackett

2.          CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
(a)          [  ]
(b)          [x]

3.          SEC  USE  ONLY


4.          CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
          U.S.A.



NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH:



5.  SOLE VOTING POWER         310
6.  SHARED VOTING POWER         0
7.  SOLE DISPOSITIVE POWER    310
8.  SHARED DISPOSITIVE POWER    0



9.          AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING PERSON
          310

10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          [  ]

11.          PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  9
          Less  than  1%

12.          TYPE  OF  REPORTING  PERSON
          IN

CUSIP  No.    293797106

1.          NAME  OF  REPORTING  PERSON
     S.S.  or  I.R.S.  IDENTIFICATION  NO.  OF  ABOVE  PERSON
          Kevin  E.  Sheehan

2.          CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
(a)
(b)    [  ]

3.          SEC  USE  ONLY


4.          CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
          U.S.A.



NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH:



5.  SOLE VOTING POWER         0
6.  SHARED VOTING POWER       0
7.  SOLE DISPOSITIVE POWER    0
8.  SHARED DISPOSITIVE POWER  0



9.          AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING PERSON
          0

10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES


11.          PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  9
          0

12.          TYPE  OF  REPORTING  PERSON
          IN

DOCUMENT  -  8  1/2  X  11"

     SCHEDULE  13G


     ITEM  1.

     (A)  AND  (B).   This statement relates to the Common Stock of Enterprise
Systems, Inc., a Delaware corporation ("ESI"), with principal executive offices at 1400 South Wolf Road, Wheeling, Illinois, 60090-6524.

     ITEM  2.

     (A)-(C). The persons filing this statement are CID Ventures, L.P., CID Equity Partners I, L.P., CID Equity Capital III, L.P., CID Equity Partners II, John C. Aplin, Robert A. Compton, John T. Hackett and Kevin E. Sheehan (collectively, the "Reporting Persons", and individually, a "Reporting Person"). CID Ventures, L.P. is a limited partnership organized under Delaware law. CID Equity Partners I, L.P. is a limited partnership organized under Indiana law and is the general partner of CID Ventures, L.P. Messrs. Aplin, Compton and Hackett are the general partners of CID Equity Partners I, L.P.

     CID Ventures, L.P. and CID Equity Partners I, L.P. have certain unrelated individuals and entities as limited partners. The limited partners have the right to receive dividends from, and proceeds from the sale of, the ESI shares held by CID Ventures, L.P. as determined from time to time by John C. Aplin, Robert A. Compton and John T. Hackett, the general partners of CID Equity
Partners I, L.P., the general partner of CID Ventures, L.P. The limited partners, however, do not have voting or investment power with respect to the shares held by CID Ventures, L.P.

     CID Equity Capital III, L.P. is a limited partnership organized under Delaware law. CID Equity Partners II is a general partnership organized under Indiana law and is the general partner of CID Equity Capital III, L.P. Messrs. Aplin, Compton, Hackett and Sheehan are the general partners of CID Equity Partners II.

     CID Equity Capital III, L.P. has certain unrelated individuals and entities as limited partners. The limited partners have the right to receive dividends from, and proceeds from the sale of, the ESI shares held by CID Equity Capital III, L.P. as determined from time to time by John C. Aplin, Robert A. Compton, John T. Hackett and Kevin E. Sheehan, the general partners of CID Equity Partners II, the general partner of CID Equity Capital III, L.P. The limited partners, however, do not have voting or investment power with respect to the shares held by CID Equity Capital III, L.P.

     Messrs.  Aplin,  Compton,  Hackett  and  Sheehan  are  U.S.  citizens.

     The principal business office of all Reporting Persons is located at One American Square, Suite 2850, Box 82074, Indianapolis, Indiana 46282.

     (D) AND (E). This statement relates to the Common Stock, no par value, of ESI, and the CUSIP number for such securities is 293797106.

     ITEM  3.

     Not  Applicable.

     ITEM  4.          OWNERSHIP.

     Not  Applicable.

     ITEM  5.          OWNERSHIP  OF  FIVE  PERCENT  OR  LESS  OF  A  CLASS.

     If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following: :


     ITEM  6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
PERSON.

     Not  Applicable.

     ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not  Applicable.

     ITEM  8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not  Applicable.

     ITEM  9.            NOTICE  OF  DISSOLUTION  OF  A  GROUP.

     Not  Applicable.

     ITEM  10.          CERTIFICATION.

     Not  Applicable.

     SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     Date:    February  14,  1997

     CID  VENTURES,  L.P.

     By:          CID  Equity  Partners  I,  L.P.,  its  General  Partner



     By:  /s/  John  T.  Hackett
          John  T.  Hackett
          Managing  General  Partner